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                                                                    EXHIBIT 99.1



CONTACT:  Beth Donley
          AER Energy Resources, Inc.                                Todd Fogarty
          (770) 433-2127                                         Kekst & Company
          Fax: (770) 433-2286                                     (212) 593-2655



                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


               AER ENERGY RESOURCES, INC. COMPLETES $10 MILLION
                              PRIVATE PLACEMENT


SMYRNA, GEORGIA, May 20, 1996 -- AER Energy Resources, Inc. (NASDAQ: AERN) today announced that it has sold in a $10,000,000 private placement an aggregate of 1,584,158 shares of its Common Stock and warrants to purchase an additional 835,000 shares. The warrants have an exercise price of $6.3125 per share. The shares and warrants were sold to FW AER Partners, L.P., a Texas limited partnership in which Keystone, Inc. (formerly known as the Robert M. Bass Group) is a significant limited partner.

"By securing this additional financing, we have enhanced our ability to continue the development of our zinc-air technology and the implementation of our commercialization plans," said David Dorheim, President and CEO of AER Energy Resources.

AER Energy Resources, Inc. is engaged in the development and commercialization of high energy density, rechargeable zinc-air batteries that provide long, continuous run-time for portable electronic products. The Company is currently marketing batteries to provide portable computer users a full working day operation on a single charge.


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